EXHIBIT 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

June 10, 2011

Hyde Park Acquisition Corp. II
500 Fifth Avenue, 50th Floor
New York, NY 10110

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Hyde Park Acquisition Corp. II (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 10,000,000 units (the “Firm Units”), each unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (“Warrant”) to purchase one share of Common Stock, representing a total of 10,000,000 shares of Common Stock and 10,000,000 Warrants (to purchase 10,000,000 shares of Common Stock), which the Company will sell to Deutsche Bank Securities Inc., as representative of the several underwriters (the “Underwriters”), (ii) 1,500,000 units (the “Over-Allotment Units”), each unit identical to the units in the Firm Units, representing a total of 1,500,000 shares of Common Stock and 1,500,000 Warrants (to purchase 1,500,000 shares of Common Stock), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all of the shares of Common Stock and Warrants included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           The Firm Units and Over-Allotment Units, and the shares of Common Stock and Warrants included therein, when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non assessable.

2.           The Warrants included in the Firm Units and the Over-Allotment Units, when duly executed and authenticated in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the shares of Common Stock issuable upon exercise of such Warrants, when issued and delivered against payment therefor in accordance with the Warrants and the applicable warrant agreement, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller